EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc. Commission File No.: 001-34292

ORRSTOWN FINANCIAL SERVICES, INC.

ANNUAL MEETING

MAY 4, 2010

ZULLINGER SCRIPT

WELCOME AND CALL TO ORDER

Good morning and welcome to the 90th Annual Shareholder Meeting of Orrstown Financial Services, Inc. I’m Joel Zullinger, Chairman of the Board of Directors and I hereby declare this meeting to be in order. If you have not already done so, please make sure you sign the attendance register at the conclusion of our meeting.

Forward Looking Statement

Before I begin I would first like to call your attention to the Cautionary Statement Regarding Forward Looking Statements now appearing on the screen. It reads as follows:

Certain statements we may make today may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, government regulation and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. The statements we make today are valid only as of today’s date and we disclaim any obligation to update this information.

JOEL’S REMARKS

Since our last shareholder meeting, there have been many “firsts” at Orrstown Bank:

1.	The most significant of these “firsts” was our new CEO, Tom Quinn, officially beginning his tenure with the company immediately after the last annual meeting. He has hit the ground running… and we’re all having trouble keeping up.

2.	After our decision to list on the NASDAQ Stock Market, at the end of June we were added to the Russell 2000 and 3000 Indices, which helped increase awareness of our stock both nationally and internationally. Your board had been concerned for a number of years with our stock’s lack of liquidity for our larger shareholders. If Mom or Dad died and the kids wanted to sell their 30,000 shares of OFS stock to settle the estate, previously it would have taken a protracted period of time, possibly years, to sell those shares and get a reasonable price. We’ve come a long way in solving that problem by creating a greater market for our stock.

3.	We have spent a great deal of time dealing with the worst financial crisis banks have faced since the great depression. We have faced unprecedented regulatory scrutiny with strong banks like Orrstown being painted with the same brush as weak banks.

4.	Opportunities for acquisition of weaker organizations are now and will be available in the next year as at no other time in the 90-year history of the bank. Because our regulators are putting increased emphasis on capital and the increased opportunities that are and will be available, your board decided to raise $40 million in capital in March of 2010. We were able to do this because of our very strong financial position. We recognized the price of our stock would drop but we see this as short-term pain for long-term gain.

5.	As a poor economy would indicate, we have also had a higher level of loan losses than we have in the past, yet despite this, we have added to our loan loss reserve and still ended 2009 with an increase in income over 2008 and our first quarter of 2010 shows a substantial increase in income over the same period in 2009.

6.	The Sandler O’Neil securities firm listed OFS, Inc., as one of their top small cap banks in the country.

7.	The requests for charitable contributions from the bank from the communities we serve have increased because of the economy and the fewer community banks available to make those contributions.

Considering all these “firsts,” here’s what your board of directors believes:

1.	We have the strength to be a survivor when the tough times end, both in the near term and long-term. Put more succinctly – we’re in this for the long haul.

2.	We are well positioned to take advantage of opportunities that will position us for success well into the future.

3.	We have a strong and experienced management team that can capitalize on any opportunities we are presented with and also deal with the economic and regulatory environment we are facing.

4.	We have an obligation to help and support our employees and the communities we serve which in turn ultimately helps our shareholders.

5.	Finally, your board is excited about your company’s prospects of remaining a strong, independent, community bank.

Before I Introduce our current Board of Directors I would like to take a moment to acknowledge a former director who passed in 2009. Robert T. Henry.

I want to acknowledge the presence of a number of people this morning so let me begin with our Board of Directors.

Would you please stand as I introduce you:

•	Jeffrey W. Coy — Commissioner of the PA Gaming Control Board. Jeff is Vice Chairman of our Board and Chairman of the Executive Committee

•	Kenneth R. Shoemaker – President Emeritus and Secretary of the Board

•	Anthony F. Ceddia — President Emeritus of Shippensburg University, Leadership and Management Consultant and Chair of the Bank’s Trust Committee

•	Mark K. Keller — State Representative for the 86th Legislative District which includes Perry and a part of Franklin County

•	Andrea Pugh — President of PharmCare Consultants and Chair of the Bank’s Audit Committee

•	Thomas R. Quinn, Jr. — President and Chief Executive Officer of the Company and Orrstown Bank

•	Gregory A. Rosenberry — President of Rosenberry Family Limited Partnership

•	Glenn W. Snoke — President of Snokes Excavating & Paving, Inc. and Chair of the Bank’s Loan Committee

and

•	John S. Ward — President of Modern Transit Partnership and Chair of the Asset / Liability Committee.

Attending today’s meeting by invitation is Mr. Scott Drake, a partner with the CPA firm of Smith, Elliott, Kearns and Company, LLC who have audited the Company’s 2009 Financial Statements, and Mr. Dean Dusinberre, Partner with the law firm of Rhoads & Sinon LLP of Harrisburg, which serves as the Company’s General Counsel.

The Proxy Committee for today’s meeting consists of Barbara Brobst and Wilma Rosenberry, who are both Officers with Orrstown Bank. Their duty is to count and verify all votes made by proxy and report the results to the Judge of Election.

This meeting has been called pursuant to due notice. Jeffrey Gayman, Senior Vice President of Orrstown Bank has been appointed as Judge of Election for this meeting and any adjournment and postponement thereof. He will conduct the vote with respect to the election of directors and any other items which may be voted upon by ballot. Mr. Gayman has properly delivered his oath of office to the Secretary of the Corporation.

Any shareholder, who has not voted by proxy or who has sent in their proxy but wishes to vote in person, should see the Judge of Election at this time in order to obtain a ballot to vote in the election. (Pause for any activity) Copies of the company’s bylaws, a list of Shareholders as of March 15, 2010 and minutes from the 2009 Annual Meeting are available for review at the table in the foyer.

REPORT OF JUDGE OF ELECTION

Mr. Gayman, would you please present the report of the number of shares of common stock represented at today’s meeting. (Pause for report)

In view of the fact that there is present in person or by proxy shareholders representing a majority of the issued and outstanding shares of common stock of the Company, I hereby declare that a quorum is present for matters to be considered at this meeting.

As Chairman, I have verified that the Secretary of the Corporation has fulfilled the requirements for today’s meeting and that the proper affidavits have been filed.

VOTING

The next order of business is a description of the matters to be voted on at today’s meeting.

Proposal 1 – Election of Directors

The first proposal before the shareholders of the Company is the election of four directors to Class B to serve a three year term until the annual meeting of shareholders in 2013 and until their successors are duly elected and qualified. The Board of Directors has nominated and recommends the election of the following persons as directors to Class B:

Mark K. Keller

Thomas R. Quinn, Jr.

Gregory A. Rosenberry

Glenn W. Snoke

May I have a motion with respect to these nominees? (            will place names in nomination)

(Pause) May I have a second?

In according with the Bylaws, advance notice must be given of the intention of any shareholder to make a nomination from the floor. Since no such notice has been received, any other nominations would be out of order, and I hereby declare the nominations to be closed.

Proposal 2 – Ratification of Accountants

The second proposal before the shareholders of the Company is the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company LLC as the Company’s independent registered public accounting firm for 2010. The Board of Directors recommends the ratification of the selection of Smith Elliott Kearns & Company LLC.

May I have a motion to ratify the selection of Smith Elliott Kearns & Company LLC as the Company’s independent registered public accounting firm for 2010?

(Shareholder: I so move)

(Pause) May I have a second?

(Shareholder: I second the motion)

Proposal 3 – Shareholder proposal to Require Simple Majority Vote

The Company has received notice from Mr. Gerald R. Armstrong, of Denver, Colorado, that he plans to introduce a proposal to require simple majority voting on matters to be submitted to the vote of shareholders. Is Mr. Armstrong or his representative present to make the proposal?

(Pause) If Mr. Armstrong or his representative is present:

The Chair recognizes Mr. Armstrong (or his representative, who should be asked to identify himself or herself). You may offer your proposal and a brief supporting statement.

Mr. Armstrong or his representative offers proposal and supporting statement.

Is there a second for Mr. Armstrong’s proposal?

If Mr. Armstrong (or his representative) is not present, or if his motion does not receive a second:

Because (neither Mr. Armstrong nor his representative are here to present his proposal/Mr. Armstrong’s proposal has not been duly seconded), the proposal has not been properly presented to this meeting. Accordingly, although there is no need to vote on the proposal, we nevertheless solicited and received proxies with respect to Mr. Armstrong’s proposal and I will ask the proxy voters to vote the proxies received and the Judge of Election to report the vote. I note that your Board of Directors unanimously recommended a vote AGAINST Mr. Armstrong’s proposal.

If there is a second: The Board of Directors unanimously recommends a vote AGAINST Mr. Armstrong’s proposal. The purpose of the supermajority voting provisions in the Company’s articles of incorporation and bylaws is to assure wide support among the shareholders for those specific and limited actions to which supermajority voting applies. The Board of Directors believes that the issues presented by such actions are likely to be so significant that the actions should be undertaken only if widely supported by the shareholders because the Company’s articles of incorporation and bylaws generally require a supermajority vote of shareholders only when the action is not widely supported by the directors.

In addition, approval of Mr. Armstrong’s proposal would not, in itself, remove the provisions of the Company’s articles of incorporation and bylaws requiring supermajority voting. Approval of his proposal only would serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority voting provisions, which would require separate amendments of the articles of incorporation and bylaws. For these reasons and as more completely explained in the Company’s statement of opposition set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote AGAINST Mr. Armstrong’s proposal.

ELECTION

The polls are now open. Shareholders or their proxies should mark and sign their ballot and submit it to the Judge of Election.

While the results are being tabulated, we also have three other guests who I would like to acknowledge—first, Mr. Mark Ingold from the investment firm of Stifel Nicolaus & Company. Mark has been a guest at previous shareholder meetings and Stifel Nicolaus makes a market in our company’s stock. (PAUSE)

Second, we have Dave Peppard from Janney Capital Markets with us today. Mr. Peppard serves as a Research Associate for Janney Capital and graduated from the University of Delaware with a B.S. in Business Administration, with a focus in Economics and a minor in Finance.

(PAUSE)

Finally, I am also pleased to introduce Rick Weiss, who is going to make a few remarks about the financial services industry and capital markets from his perspective. Mr. Weiss joined Janney’s Research Department as a bank and thrift stock analyst in 1999. Named by Forbes Magazine in 2006 as the No. 3 stock picker regarding Thrifts and Mortgage Finance for 2005, he was also selected by The Wall Street Journal as “Best on the Street” in the 2004 Analysts survey. Additionally, he was named by Zacks as a 5-Star Analyst in 2002 and 2001 and was the winner of the first annual SNL Securities stock picking contest in 2001. Prior to joining Janney, he was a member of the Corporate Finance Department at Ryan, Beck & Co., where he assisted on over 50 public offerings for community bank and thrift institutions. Mr. Weiss has over seven years experience as a banking and securities regulator at the Federal Home Loan Bank Board and The Securities and Exchange Commission. He has authored several articles for financial industry trade publications and received his M.B.A. from George Washington University and a B.S. in accounting from the Pennsylvania State University. Mr. Weiss is rated a five star analyst for EPS accuracy by StarMine.

Thank you for your remarks Rick, it was very interesting to hear your perspective. Now I am pleased to call on Tom Quinn, our President and Chief Executive Officer, who will present the report of management.

Tom……….

REPORT OF MANAGEMENT

PRESIDENT’S REPORT	Tom Quinn

FINANCIAL REVIEW	Brad Everly

CREDIT QUALITY REVIEW	Jeff Embly

FINANCIAL ADVISORS	Barbara Brobst

MORTGAGE UPDATE	Philip Fague

ROAD AHEAD	Tom Quinn

RESPONSE TO REPORTS — Thank you Tom, Brad, Jeff, Barb and Philip for your presentations. We have an exceptional management team and their contribution to this Company is greatly appreciated!

At this time we will be glad to address any questions that you may have about last year’s financial statement, management reports, or anything else relating to the business of our company.

(Pause for questions after which proceed to the results of election)

RESULTS OF ELECTION

If there are no (further) questions, I will call upon Mr. Gayman for the results of the election.

Jeff ……….

DECLARATION OF ELECTION

Based upon the results, I declare that:

•	the directors nominated have been duly elected to Class B to serve a three-year term expiring at the Annual Meeting to be held in 2013;

•	the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010 has been ratified; and

•	Mr. Armstrong’s shareholder proposal has been defeated.

CLOSING COMMENTS BY JOEL